EXHIBIT 99.1
ParkOhio Announces Results for the Second Quarter of 2014

•Record quarterly revenues of $343.3 million
•Quarterly EPS per diluted share increased 2.0% to $1.00 compared to prior year second quarter
•Record quarterly EBITDA, as defined of $32.7 million

CLEVELAND, OHIO, August 11, 2014 — Park-Ohio Holdings Corp. (NASDAQ: PKOH) today announced its results for the second quarter of 2014.

SECOND QUARTER RESULTS
Net sales were $343.3 million for the second quarter of 2014, an increase of $36.0 million, or 11.7%, from net sales of $307.3 million for the second quarter of 2013. ParkOhio reported net income attributable to ParkOhio common shareholders of $12.4 million, or $1.00 per diluted share, for the second quarter of 2014. This compares to net income attributable to ParkOhio common shareholders of $12.0 million, or $0.98 per diluted share, for the second quarter of 2013, which included the impact of the net loss of $0.1 million, or $0.01 per diluted share, from discontinued operations, net of taxes. In addition, EBITDA, as defined was $32.7 million during the second quarter of 2014 and compares to EBITDA, as defined of $31.0 million during the second quarter of 2013.

YEAR-TO-DATE RESULTS
Net sales were $661.1 million for the first six months of 2014, an increase of $70.8 million, or 12.0%, from net sales of $590.3 million for the first six months of 2013. ParkOhio reported net income attributable to ParkOhio common shareholders of $22.5 million, or $1.82 per diluted share, for the first six months of 2014. This compares to net income attributable to ParkOhio common shareholders of $22.3 million, or $1.84 per diluted share, for the first six months of 2013, which included the impact of the net loss of $0.5 million, or $0.04 per diluted share, from discontinued operations, net of taxes. In addition, EBITDA, as defined was $62.0 million during the first six months of 2014 and compares to EBITDA, as defined of $59.6 million during the first six months of 2013.

Edward F. Crawford, Chairman and Chief Executive Officer stated, “We remain confident that we can achieve earnings results within our range of guidance provided earlier this year of $4.32 to $4.72 per share for 2014.”

A conference call reviewing ParkOhio’s second quarter results will be broadcast live over the Internet on Tuesday, August 12, commencing at 10:00 am Eastern Time. Simply log on to http://www.pkoh.com.

ParkOhio is a leading provider of supply management services and a manufacturer of highly-engineered products. Headquartered in Cleveland, Ohio, the Company operates 40 manufacturing sites and 55 supply chain logistics facilities.

-more-

This news release contains forward-looking statements, including statements regarding future performance of the Company that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors that could cause actual results to differ materially from expectations include, but are not limited to the following: our substantial indebtedness; the uncertainty of the global economic environment; general business conditions and competitive factors, including pricing pressures and product innovation; demand for our products and services; raw material availability and pricing; fluctuations in energy costs; component part availability and pricing; changes in our relationships with customers and suppliers; the financial condition of our customers, including the impact of any bankruptcies; our ability to successfully integrate recent and future acquisitions into existing operations; the amounts and timing, if any, of purchases of our common stock; changes in general domestic economic conditions such as inflation rates, interest rates, tax rates, unemployment rates, higher labor and healthcare costs, recessions and changing government policies, laws and regulations, including the uncertainties related to the current global financial crises; adverse impacts to us, our suppliers and customers from acts of terrorism or hostilities; our ability to meet various covenants, including financial covenants, contained in the agreements governing our indebtedness; disruptions, uncertainties or volatility in the credit markets that may limit our access to capital; potential disruption due to a partial or complete reconfiguration of the European Union; increasingly stringent domestic and foreign governmental regulations, including those affecting the environment; inherent uncertainties involved in assessing our potential liability for environmental remediation-related activities; the outcome of pending and future litigation and other claims and disputes with customers; the outcome of the investigation being conducted by the special committee of our Board of Directors; our dependence on the automotive and heavy-duty truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending, which could be lower due to the effects of the recent financial crises; our ability to negotiate contracts with labor unions; our dependence on key management; our dependence on information systems; our ability to continue to pay cash dividends; and the other factors we describe under the “Item 1A. Risk Factors” included in the Company’s annual report on Form 10-K for the year ended December 31, 2013. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by us that our plans and objectives will be achieved. The Company assumes no obligation to update the information in this release.

CONTACT:	EDWARD F. CRAWFORD
PARK-OHIO HOLDINGS CORP.
(440) 947-2000

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
		Adjusted (1)		Adjusted (1)
	2014	2013	2014	2013
	(In millions, except earnings per share data)
Net sales	$343.3	$307.3	$661.1	$590.3
Cost of sales	282.3	249.8	544.1	481.2
Gross profit	61.0	57.5	117.0	109.1
Selling, general and administrative expenses	34.7	32.5	67.8	60.9
Operating income	26.3	25.0	49.2	48.2
Interest expense	6.8	6.6	13.8	13.1
Income from continuing operations before income taxes	19.5	18.4	35.4	35.1
Income tax expense	6.6	6.3	12.2	12.3
Net income from continuing operations	12.9	12.1	23.2	22.8
Loss from discontinued operations, net of taxes	—	(0.1)	—	(0.5)
Net income	12.9	12.0	23.2	22.3
Net income attributable to noncontrolling interest	(0.5)	—	(0.7)	—
Net income attributable to ParkOhio common shareholders	$12.4	$12.0	$22.5	$22.3

Earnings (loss) per common share attributable to ParkOhio common shareholders - Basic:
Continuing operations	$1.02	$1.02	$1.86	$1.93
Discontinued operations	—	(0.01)	—	(0.04)
Total	$1.02	$1.01	$1.86	$1.89
Earnings (loss) per common share attributable to ParkOhio common shareholders - Diluted:
Continuing operations	$1.00	$0.99	$1.82	$1.88
Discontinued operations	—	(0.01)	—	(0.04)
Total	$1.00	$0.98	$1.82	$1.84
Weighted-average shares used to compute earnings per share:
Basic	12.1	11.9	12.1	11.8
Diluted	12.4	12.2	12.4	12.1

Dividend per common share	$0.125	$—	$0.125	$—

Other financial data:
EBITDA, as defined	$32.7	$31.0	$62.0	$59.6

(1)	Adjusted to reflect the discontinued operations.

Supplemental Non-GAAP Financial Measures (Unaudited)
Park-Ohio Holdings Corp. and Subsidiaries

As adjusted earnings are a measure of earnings that excludes significant non-cash credits and charges; and significant and infrequent contingency expenses. As adjusted earnings reflect net income from continuing operations after: the exclusion of net income attributable to noncontrolling interest and before the inclusion of acquisition-related costs in cost of sales and in interest expense. As adjusted earnings are not a measure of performance under generally accepted accounting principles ("GAAP") and should not be considered in isolation or as a substitute for net income from continuing operations, cash flows from operating, investing and financing activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. The Company presents as adjusted earnings because management uses as adjusted earnings to measure performance. As adjusted earnings herein may not be comparable to other similarly titled measures of other companies. The following table reconciles net income from continuing operations to as adjusted earnings:

	Three Months Ended June 30,				Six Months Ended June 30,
			Adjusted (1)				Adjusted (1)
	2014		2013		2014		2013
	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS
	(In millions, except for earnings per share (EPS))
Net income from continuing operations	$12.9	$1.04	$12.1	$0.99	$23.2	$1.88	$22.8	$1.88
Net income attributable to noncontrolling interest	(0.5)	(0.04)	—	—	(0.7)	(0.06)	—	—
Earnings from continuing operations attributable to ParkOhio common shareholders	12.4	1.00	12.1	0.99	22.5	1.82	22.8	1.88
Add back:
Acquisition-related costs in cost of sales, net of tax benefit	0.1	0.01	—	—	0.1	0.01	—	—
Acquisition-related costs in interest expense, net of tax benefit	0.1	0.01	—	—	0.5	0.04	—	—
As adjusted earnings	$12.6	$1.02	$12.1	$0.99	$23.1	$1.87	$22.8	$1.88

(1)	Adjusted to reflect the discontinued operations.

EBITDA, as defined reflects net income attributable to ParkOhio common shareholders before interest expense and income taxes, and excludes depreciation, amortization, certain non-cash charges and corporate-level expenses as defined in the Company's revolving credit agreement. EBITDA, as defined is not a measure of performance under GAAP and should not be considered in isolation or as a substitute for net income, cash flows from operating, investing and financing activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. The Company presents EBITDA, as defined because management uses EBITDA, as defined to assess the Company's performance and believes that EBITDA, as defined is useful to investors as an indication of the Company's satisfaction of its debt service ratio covenant in its revolving credit agreement. Additionally, EBITDA, as defined is a measure used under the Company's revolving credit facility to determine whether the Company may incur additional debt under such facility. EBITDA, as defined herein may not be comparable to other similarly titled measures of other companies. The following table reconciles net income attributable to ParkOhio common shareholders to EBITDA, as defined:

	Three Months Ended June 30,		Six Months Ended June 30,
		Adjusted (1)		Adjusted (1)
	2014	2013	2014	2013
	(In millions)
Net income attributable to ParkOhio common shareholders	$12.4	$12.0	$22.5	$22.3
Add back:
Interest expense	6.8	6.6	13.8	13.1
Income tax expense	6.6	6.2	12.2	12.0
Depreciation and amortization	5.3	4.9	10.6	9.5
Share-based compensation	1.2	1.0	2.5	2.4
Miscellaneous	0.4	0.3	0.4	0.3
EBITDA, as defined	$32.7	$31.0	$62.0	$59.6

(1)	Adjusted to reflect the discontinued operations.

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Balance Sheets

	(Unaudited)
	June 30, 2014	December 31, 2013
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$57.4	$55.2
Accounts receivable, net	196.7	165.7
Inventories, net	230.2	221.4
Deferred tax assets	26.3	25.2
Unbilled contract revenue	8.0	8.7
Other current assets	21.9	20.1
Total current assets	540.5	496.3
Property, plant and equipment, net	116.9	115.4
Goodwill	61.6	60.4
Intangible assets, net	66.0	66.2
Other long-term assets	84.8	80.4
Total assets	$869.8	$818.7

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$126.6	$112.0
Accrued expenses and other	79.8	79.9
Current portion of long-term debt	4.6	4.4
Current portion of other postretirement benefits	1.7	1.7
Total current liabilities	212.7	198.0
Long-term liabilities, less current portion:
Senior Notes	250.0	250.0
Credit facility	140.1	126.2
Other long-term debt	2.7	3.0
Deferred tax liabilities	46.9	45.3
Other postretirement benefits and other long-term liabilities	31.3	32.2
Total long-term liabilities	471.0	456.7
Park-Ohio Holdings Corp. and Subsidiaries shareholders' equity	180.4	159.0
Noncontrolling interest	5.7	5.0
Total equity	186.1	164.0
Total liabilities and shareholders' equity	$869.8	$818.7

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
	2014	2013
	(In millions)
OPERATING ACTIVITIES
Net income	$23.2	$22.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10.6	9.5
Share-based compensation	2.5	2.4
Gain on sale of assets	(0.5)	—
Other	0.7	—
Changes in operating assets and liabilities, excluding business acquisitions:
Accounts receivable	(26.4)	(5.8)
Inventories and other current assets	(7.4)	(3.3)
Accounts payable and accrued expenses	12.2	6.6
Other	(0.2)	2.1
Net cash provided by operating activities	14.7	33.8
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(12.3)	(16.0)
Proceeds from sale and leaseback transactions	—	3.1
Proceeds from sale of assets	0.5	—
Business acquisitions, net of cash acquired	(5.9)	(20.8)
Net cash used by investing activities	(17.7)	(33.7)
FINANCING ACTIVITIES
Payments on term loans and other debt	(4.4)	(2.0)
Proceeds from revolving credit facility, net	15.8	15.9
Issuance of common stock under stock option plan	0.8	0.2
Dividend	(1.6)	—
Purchase of treasury stock	(3.3)	(1.5)
Other	(1.3)	—
Net cash provided by financing activities	6.0	12.6
Effect of exchange rate changes on cash	(0.8)	(0.9)
Increase in cash and cash equivalents	2.2	11.8
Cash and cash equivalents at beginning of period	55.2	44.4
Cash and cash equivalents at end of period	$57.4	$56.2
Income taxes paid	$13.2	$14.2
Interest paid	$12.4	$12.3

Park-Ohio Holdings Corp. and Subsidiaries
Business Segment Information (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
		Adjusted (1)		Adjusted (1)
	2014	2013	2014	2013
	(In millions)
NET SALES
Supply Technologies	$142.4	$121.5	$276.8	$233.3
Assembly Components	122.0	105.6	230.1	197.8
Engineered Products	78.9	80.2	154.2	159.2
	$343.3	$307.3	$661.1	$590.3

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES
Supply Technologies	$10.6	$9.3	$21.4	$18.7
Assembly Components	12.2	10.8	20.3	17.6
Engineered Products	10.7	10.4	21.3	22.7
Total segment operating income	33.5	30.5	63.0	59.0
Corporate costs	(7.2)	(5.5)	(13.8)	(10.8)
Interest expense	(6.8)	(6.6)	(13.8)	(13.1)
Income from continuing operations before income taxes	$19.5	$18.4	$35.4	$35.1

(1)	Adjusted to reflect the discontinued operations.